EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Provides First Quarter 2013 Guidance

WEST CHESTER, OH, March 22, 2013 - AK Steel (NYSE: AKS) today provided guidance for its first quarter of 2013 financial results.
AK Steel said that it expects shipments of approximately 1,275,000 to 1,300,000 tons in the first quarter of 2013 compared to shipments of 1,406,100 tons in the fourth quarter of 2012. For the first quarter of 2013, the company said it expects increased shipments to the automotive market compared to the previous quarter. However, the company said that it projects its first quarter shipments to the spot market will decrease from the prior quarter as the normal cyclical improvement in spot market shipments has not yet materialized.
The company expects its average selling price per-ton for the first quarter of 2013 to increase by approximately five percent, to about $1,060 per ton, from its average selling price per ton of $1,011 for the fourth quarter of 2012. The expected increase in average selling price is primarily due to a higher-priced product mix compared to the previous quarter. AK Steel said that it expects lower costs for the first quarter primarily due to lower raw material costs.
AK Steel said that it expects to record a non-cash tax benefit of approximately $4 million to $5 million for the first quarter of 2013.  This tax benefit is primarily attributable to a change in a tax valuation allowance related to the company's deferred tax assets.
As a result, AK Steel said it expects to incur a net loss of between $0.09 and $0.13 per diluted share of common stock for the first quarter of 2013, which would represent a significant improvement compared to the fourth quarter of 2012.

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AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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